As filed with the Securities and Exchange Commission on May 27, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INDEPENDENT BANK GROUP, INC.
(Exact name of registrant as specified in its charter)

Texas	13-4219346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7777 Henneman Way McKinney, Texas	75070
(Address of Principal Executive Offices)	(Zip Code)
Independent Bank Group, Inc. 2022 Equity Incentive Plan
(Full title of the plan)
Mr. David R. Brooks
Chairman and Chief Executive Officer
Independent Bank Group, Inc.
7777 Henneman Way
McKinney, Texas 75070
(972) 562-9004
(Name and address of agent for service)
Copies to:

Mark Haynie, Esq. Executive Vice President/General Counsel Independent Bank Group, Inc. 7777 Henneman Way McKinney, Texas 75070 (972) 562-9004	Joseph A. Hoffman, Esq. Katten Muchin Rosenman LLP 2121 North Pearl, Suite 1100 Dallas, Texas 75201 (214) 765-3608
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Nonaccelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
The shareholders of Independent Bank Group, Inc. (the “Registrant”) approved the Independent Bank Group, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) on May 26, 2022 (the “Effective Date”). As provided in the 2022 Plan, 1,493,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), are available for issuance thereunder (the “ Shares”). The purpose of this registration statement (the “Registration Statement”) is to register the Shares to be awarded from time to time pursuant to the 2022 Plan.
The prospectus relating to the Registration Statement does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”). Statements contained in the prospectus as to the contents of any agreement, instrument or other document referred to herein are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
The documents containing the information specified in Part I, and the Explanatory Note to Part I of Form S-8 will be delivered to each recipient of awards under the Plan in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and those documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Annual Information.
Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus) and other documents required to be delivered to recipients of awards under the Plan pursuant to Rule 428(b) are available without charge by contacting:
Paul Langdale,
Executive Vice President and Director of Corporate Development & Strategy
Independent Bank Group, Inc.
7777 Henneman Way, McKinney, Texas 75070
(972) 562-9004

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have been filed by the registrant (Commission File No. 001-35854) with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated in this registration statement by reference:

(a)
our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022, and, with respect to Part III thereof, as updated by the information contained in our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 15, 2022;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on April 26, 2022;

(c)	our Current Reports on Form 8-K, filed with the SEC on January 26, 2022 and April 26, 2022; and

(d)
The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A (File No. 001-35854) filed with the SEC on April 2, 2013, including any amendments or reports filed for the purpose of updating such description and specifically including Exhibit 4.14 to the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2021.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8–K furnished pursuant to Item 2.02 or Item 7.01 of Form 8–K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, or any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Article VI of Independent’s Amended and Restated Certificate of Formation, as amended (“Certificate of Formation”) and Article VI of Independent’s Fifth Amended and Restated Bylaws (“Bylaws”) provide that Independent shall indemnify any person made a party to or involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of Independent or is or was serving at the request of Independent as a director or officer of another foreign or domestic association, corporation, partnership, joint venture, trust or other entity, or employee benefit plan (whether such action, suit or proceeding is based in whole or in part on the sole or contributory gross or ordinary negligence of such person or otherwise).
Article VII of Independent’s Certificate of Formation provides that a director of Independent shall not be liable to Independent or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, subject to certain limitations.

In Article VI of Independent’s Certificate of Formation and Article VI of Independent’s Bylaws, Independent makes mandatory for directors and officers the indemnification provided for in Section 8.101 of the Texas Business Organizations Code (“TBOC”), which provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the TBOC if it is determined in accordance with Section 8.103 of the TBOC that:
(1)    the person:
(A) acted in good faith;
(B) reasonably believed:
(i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and
(ii) in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and
(C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.
(2)    with respect to expenses, the amount of expenses other than a judgment is reasonable; and
(3)    indemnification should be paid.
Independent has entered into indemnification agreements with the members of its board of directors (each an “indemnitee”). Each indemnification agreement requires Independent to indemnify each indemnitee to the fullest extent permitted by the TBOC and any successor statute thereto when such successor statute becomes applicable to Independent. Independent will also, among other things, make the indemnitee whole for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.
Independent also maintains directors’ and officers’ liability insurance.
The Certificate of Formation and Bylaws of the registrant were previously filed with the SEC and are incorporated by reference into the registration statement.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.
Not applicable

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Amended and Restated Certificate of Formation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 27, 2013 (Registration No. 333‑186912) (the “Form S‑1 Registration Statement”)).

4.2
Certificate of Amendment to Amended and Restated Certificate of Formation of the Company (incorporated herein by reference to Exhibit 3.3 to Amendment No. 2 to the Form S-1 Registration Statement filed with SEC on April 1, 2013).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 28, 2019).

4.5
Fifth Amended and Restated Bylaws of Independent Bank Group, Inc., which are incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 10-Q filed with the SEC on October 28, 2021.

4.6
Certificate of Merger, dated January 2, 2014, of Live Oak Financial Corp. with and into Independent Bank Group, Inc., which is incorporated herein by reference to Exhibit 3.5 to Amendment No. 1 to Independent Bank Group, Inc.’s Registration Statement on Form S-3 (Registration No. 333-196627) filed with the SEC on June 25, 2014 (the “S-3 Registration Statement”).

4.7
Certificate of Merger, dated April 15, 2014, of BOH Holdings, Inc. with and into Independent Bank Group, Inc., which is incorporated herein by reference to Exhibit 3.6 to Amendment No. 1 to the S-3 Registration Statement filed with the SEC on June 25, 2014.

4.8
Certificate of Merger, dated September 30, 2014, of Houston City Bancshares, Inc. with and into Independent Bank Group, Inc., which is incorporated by reference to Exhibit 3.7 to Independent Bank Group, Inc.’s Quarterly Report on Form 10-Q, dated July 31, 2015.

4.9
Certificate of Merger, dated March 31, 2017, of Carlile Bancshares, Inc. with and into Independent Bank Group, Inc., which is incorporated by reference to Exhibit 3.8 to Independent Bank Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on April 27, 2017.

4.10
Certificate of Merger, dated October 23, 2017, of Washington Investment Company with and into Independent Bank Group, Inc., which is incorporated by reference to Exhibit 3.9 to Independent Bank Group Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on July 26, 2018.

4.11
Certificate of Merger, dated May 31, 2018, of Integrity Bancshares, Inc. with and into Independent Bank Group, Inc., which is incorporated by reference to Exhibit 3.1 to Independent Bank Group Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on July 26, 2018.

4.12
Certificate of Merger, dated December 27, 2018, but effective January 1, 2019, of Guaranty Bancorp with and into Independent Bank Group, Inc., which is incorporated by reference to Exhibit 3.10 to Independent Bank Group, Inc.’s Annual Report on Form 10-K for the year December 31, 2018, filed with the SEC on February 28, 2019.

4.13
Form of certificate representing shares of Independent Bank Group, Inc.’s Common Stock, which is incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Form S-1 Registration Statement filed with the SEC on March 18, 2013.

4.14
Subordinated Debt Indenture, dated as of June 25, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank, National Association, in its capacity as Indenture Trustee, which is incorporated herein by reference to Exhibit 4.6 to Independent Bank Group, Inc.’s Amendment No. 1 to the S-3 Registration Statement filed with the SEC on June 25, 2014.

4.15
First Supplemental Indenture, dated as of July 17, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank, National Association, in its capacity as Indenture Trustee, which is incorporated herein by reference to Exhibit 4.2 to Independent Bank Group, Inc.’s Current Report on Form 8-K filed with the SEC on July 17, 2014.

4.16
Second Supplemental Indenture, dated as of December 19, 2017, between Independent Bank Group, Inc. and Wells Fargo Bank, National Association, in its capacity as Indenture Trustee, which is incorporated by reference herein to Exhibit 4.2 to Independent Bank Group, Inc.’s Current Report on Form 8-K filed with the SEC on December 19, 2017.

4.17
Third Supplemental Indenture, dated as of September 10, 2020, between Independent Bank Group, Inc. and Wells Fargo Bank, National Association, in its capacity as Indenture Trustee, which is incorporated by reference herein to Exhibit 1.1 to Independent Bank Group, Inc.’s Current Report on Form 8-K filed with the SEC on September 15, 2020.

4.18
Form of Global Note to represent the 5.875% Subordinated Notes due August 1, 2024, of Independent Bank Group, Inc., which is incorporated herein by reference to Exhibit 4.5 to Independent Bank Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on October 26, 2017.

4.19
Form of Global Note to represent the 5.875% Subordinated Notes due August 1, 2024, of Independent Bank Group, Inc., which is incorporated herein by reference to Exhibit 4.1 to Independent Bank Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 22, 2016.

4.20
Form of 5.00% Fixed-to-Floating Rate Subordinated Note due December 31, 2027, which is incorporated by reference to Exhibit 4.2 to Independent Bank Group, Inc.’s Current Report on Form 8-K filed with the SEC on December 19, 2017.

4.21
Form of 4.00% Fixed-to-Floating Rate Subordinated Notes due 2030 (incorporated by reference to Exhibit 4.3 (included in exhibit 4.2) to the Company’s Current Report on Form 8-K dated September 15, 2020)

4.22	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.14 to the Company's Annual Report on Form 10-K for the Year ended December 31, 2020 filed with the SEC on March 1, 2021)

The other instruments defining the rights of holders of the long-term debt securities of Independent Bank Group, Inc. and its subsidiaries are omitted pursuant to Section (b)(4)(iii)(A) of Item 601 of Regulation S-K. Independent Bank Group, Inc. hereby agrees to furnish copies of these instruments to the SEC upon request.

4.23
Fifth Amendment to Independent Bank 401(k) Profit Sharing Plan (incorporated by reference to Exhibit 4.15 to the Company's Annual Report on Form 10-K for the Year ended December 31, 2020 filed with the SEC on March 1, 2021)

4.24
Amendment (Final Hardship Law Changes) to Independent Bank 401(k) Profit Sharing Plan, dated April 28, 2021 (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the Quarter ended June 30, 2021 filed with the SEC on July 28, 2021)

5.1	Opinion of Katten Muchin Rosenman LLP regarding the legality of the securities being registered.*
23.1	Consent of RSM US LLP.*
23.2	Consent of Katten Muchin Rosenman LLP (included as part of Exhibit 5.1 and incorporated herein by reference).
24.1	Power of Attorney (included on the signature page to this Registration Statement and incorporated herein by reference).
99.1	2022 Equity Incentive Plan*
99.2	Employee Time-Based Restricted Stock Agreement*
99.3	Executive Leadership Team Time-Based Restricted Stock Agreement*
99.4	Executive Leadership Team Performance Restricted Stock Unit Agreement*
99.5	Director Time-Based Restricted Stock Agreement*
107	Filing Fee Table*

*	Filed herewith

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, State of Texas, on May 27, 2022.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Brooks, Daniel W. Brooks and Michelle S. Hickox, and each of them, his or her true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Brooks	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	May 27, 2022
David R. Brooks

/s/ Michelle S. Hickox	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 27, 2022
Michelle S. Hickox

/s/ Daniel W. Brooks	Vice Chairman and Director	May 27, 2022
Daniel W. Brooks

/s/ William E. Fair	Director	May 27, 2022
William E. Fair

/s/ Alicia K. Harrison	Director	May 27, 2022
Alicia K. Harrison

/s/ Craig E. Holmes	Director	May 27, 2022
Craig E. Holmes

/s/ J. Webb Jennings III	Director	May 27, 2022
J. Webb Jennings III

/s/ Donald L. Poarch	Director	May 27, 2022
Donald L. Poarch

/s/ G. Stacy Smith	Director	May 27, 2022
G. Stacy Smith

/s/ Michael T. Viola	Director	May 27, 2022
Michael T. Viola

/s/ Paul E. Washington	Director	May 27, 2022
Paul E. Washington